Exhibit 99.1

Tesla Second Quarter 2018 Update
•	Q2 Automotive gross margin increased to 20.6% GAAP and 21.0% non-GAAP
•	Model 3 gross margin turned slightly positive in Q2, expecting roughly 15% in Q3
•	Expecting to produce 50-55k Model 3s in Q3; deliveries should exceed that
•	Major cost restructuring executed in Q2
•	$2.2B of cash and cash equivalents at Q2-end, expected to grow in Q3 and Q4
•	Capex projection in 2018 adjusted to <$2.5B

It’s fair to say that no production ramp of any other product has been as closely watched and debated as that of Model 3. We are proud of our team for producing roughly 7,000 Model 3, Model S and Model X vehicles during the last week of June. We also want to thank all of our reservation holders who have waited patiently and who have been supportive of our mission. While we faced multiple obstacles during this ramp, our team worked hard to find solutions, and in the end, it was all worth it: A total vehicle output of 7,000 vehicles per week, or 350,000 per year, should enable Tesla to become sustainably profitable for the first time in our history - and we expect to grow our production rate further in Q3.

In July 2018, Model 3 not only had the #1 market share position in its segment in the US, it outsold all other mid-sized premium sedans combined, accounting for 52% of the segment overall. The popularity of Model 3 is a true testament to the product. Based on trade-ins that we’ve received so far, we can see that the total addressable market for Model 3 is much larger than mid-sized premium sedans. We are drawing customers from many other segments, including non-premiums sedans and hatchbacks.

AUTOMOTIVE PRODUCTS

During the month of July, we have repeated weekly production of approximately 5,000 Model 3 cars multiple times while also producing 2,000 Model S and X per week. Having achieved our 5,000 per week milestone, we will now continue to increase that further, with our aim being to produce 6,000 Model 3 vehicles per week by late August. We then expect to increase production over the next few quarters beyond 6,000 per week, while keeping additional capex limited. We believe that increasing capacity by improving utilization of our existing lines and making selective improvements to address bottlenecks rather than creating entirely new duplicated lines will be the most capital efficient approach.

We aim to increase production to 10,000 Model 3s per week as fast as we can. We believe that the majority of Tesla’s production lines will be ready to produce at this rate by end of this year, but we will still have to increase capacity in certain places and we will need our suppliers to meet this as well. As a result, we expect to hit this rate sometime next year.

Model 3 market share vs. its competitors (assuming 14k, will update August 1st)

Over the past 12 months, we have overcome bottlenecks across various stages of the Model 3 manufacturing process. Last quarter, it became clear that GA3, our main general assembly line, would likely become a production constraint if certain issues were not addressed. This assembly line, which is where we add all the components to a painted metal body, was designed to work with hundreds of robotic lifters that bring components to the line. Due to the density of the line and the relatively high downtime of the lifters, ramping GA3 became substantially more complicated than we had anticipated. That said, significant progress has been made in the last few months, and GA3 is now expected to reach a production rate of 5,000 per week very soon.

GA4 – Model 3 General Assembly

To address the short-term issues with GA3, we built GA4 to help us reach our 5,000 units per week target earlier and ultimately to push us past that point. We were able to build GA4 quickly due to the designed simplicity of the Model 3 architecture. The layout and processes of GA4 are similar to those of the Model S and X assembly line, while quality and cost of production are roughly equal to those of GA3. General assembly, excluding the cost of components, accounts for approximately 3% of Model 3 cost. The rest of our manufacturing processes remain highly automated, including stamping, body-welding, paint shop, powertrain assembly and battery pack assembly.

No production target is more important than sustained quality, which is why every vehicle we produce goes through a thorough set of measurements and tests before it reaches the customer. Model 3 quality continues to improve every month and is already on par with Model S and X.

At the end of Q2, we started to produce the performance version of Model 3 Dual Motor All-Wheel Drive. The Wall Street Journal called it a “thrilling, modern marvel” and a vehicle that is “magnificent, a spaceship, so obviously representative of the next step in the history of automobiles. The Model 3 is more than futuristic. It’s optimistic. This is what ordinary cars should be, which is to say, better than they are.” Motor Trend said: “In maybe 120 wheel revolutions, a high-performance hierarchy has been rattled. The European marques perennially atop the sport sedan podium are about to have trapdoors release beneath them….[T]he dual motor and all-wheel drive give the compact Tesla a tensed, hair-trigger potency for leaping ahead or around whatever's in the way. It's pure jungle cat.” The performance version accelerates from 0 to 60 mph in just 3.5 seconds, which puts it into supercar territory, and with a starting price of $64,000, it is no more expensive than other high-spec premium sedans on the market today. Traction control software of Model 3 Performance has been substantially modified and it now allows drivers to powerslide, something that true track enthusiasts have been craving.

Model 3 Performance

At the end of July, Gigafactory 1 battery production reached an annualized run rate of roughly 20 GWh, making it the highest-volume battery plant in the world by a significant margin. Consequently, Tesla currently produces more batteries in terms of kWh than all other carmakers combined.

In July, we announced our plan to build a wholly Tesla-owned Gigafactory 3 in Shanghai – our first Gigafactory outside the US. We are excited about this opportunity, as China is by far the largest EV market in the world and Chinese support for electric vehicles has been exceptionally strong. Initial capacity is expected to be roughly 250,000 vehicles and battery packs per year, and will grow to 500,000, with the first cars expected to roll off the production line in about three years. Vehicles produced at Gigafactory 3 will augment our existing capacity in order to meet growing local needs, which means our US manufacturing operations will not be affected.  Construction is expected to start within the next few quarters, though our initial investment will not start in any significant way until 2019, with much of it expected to be funded through local debt. We will share more information about Gigafactory 3 in upcoming quarters.

Demand for Model S and Model X vehicles remains high, with Q2 2018 being our highest ever Q2 for Model S and Model X orders. In July 2018, we delivered our 200,000th vehicle in the US, which means that our US customers will have access to the full $7,500 federal tax credit until the end of 2018, at which point it will phase out over the course of 2019.

We produced 53,339 vehicles in Q2 and delivered 22,319 Model S and Model X vehicles and 18,449 Model 3 vehicles, totaling 40,768 deliveries.

Given that we are in full production mode for Model 3, we recently stopped taking Model 3 reservations in the US and Canada and moved to a direct order system, similar to our process for Model S and Model X. We continue to generate strong Model 3 demand despite having done almost nothing to try to sell it, and even though Model 3s have only been available to cash/loan purchasers of the long-range battery version with the premium interior package in North America. Demand will accelerate even further once we offer leases, less expensive variants, and orders outside of North America.

Additionally, we recently started taking requests for Model 3 test drives in July and have already received more than 60,000 Model 3 test drive requests in the US alone. Most stores in North America were just getting Model 3s for test drives in July 2018. Early results indicate that the Model 3 test drive-to-order conversion rate is higher than for Model S, so weekly orders should grow significantly in upcoming months. In recent weeks, orders from non-reservation holders have already become a significant portion of our total new Model 3 orders, suggesting that we have barely tapped the full potential of Model 3 demand.

While tariffs on vehicle imports to China have recently decreased to 15%, imports specifically from the US have increased to 40%. As a result, we had to adjust pricing in China in order to partially offset this increased cost. This will likely have some negative impact on our volumes in China in the near term. However, we do not expect our global vehicle deliveries to be heavily impacted since we will partially divert deliveries to North America and Europe if necessary.

Consistent with our mindset of continuous improvement for our products, we continued to add functionality to our vehicles in Q2. Thanks to the feedback we received, we significantly reduced braking distance of Model 3 through an over-the-air update. Summon and Wi-Fi functionality have also been added to Model 3 vehicles as well as an optional max speed limiter for all Tesla owners. We continue to analyze feedback from our customers on a regular basis and update functionality of our cars accordingly.

During Q2, we opened eight new store and service locations, resulting in 347 locations worldwide at the end of the quarter. Our electrified Mobile Service fleet continued to grow further to more than 340 service vehicles on the road today. While the majority of our mobile service network is based in the US, we are gradually rolling it out to other parts of the world. Our customers have shown a clear preference for getting their vehicles repaired at home or at work, which is why Mobile Service will continue to be a big lever for our service capacity expansion.

In Q2, we opened 103 new Supercharger locations for a total of 1,308 Supercharger stations and in late June celebrated our 10,000th Supercharger stall opening. To date, we have over 10,800 Superchargers and 19,200 Destination Charging connectors globally. We also continue to work with large employers to install chargers at their office locations so that customers lacking easy charging solutions at home can still switch to an electric vehicle.

ENERGY PRODUCTS

While we were largely focused on the Model 3 ramp in Q2, our energy business grew as well. Demand for our energy storage products remains significantly above our production rate even as we gradually add capacity. Overall, we expect our energy business revenue to improve in the second half of this year.

In May 2018, our energy storage business reached a significant milestone when we finished deploying 1 GWh of energy storage worldwide since the inception of our business. Having reached that milestone after less than 5 years, we are now aiming to repeat it with another GWh of energy storage deployed in just the next 9 to 12 months. Utilities and energy companies are quickly realizing the benefits of battery storage. According to third-party research, since we deployed our 129 MWh Powerpack project in South Australia, grid maintenance cost declined by 90%. This has been achieved due to the battery’s instantaneous response to electricity demand from our energy storage deployment. We continue to receive substantial interest for energy storage products from residential as well as commercial customers. In Q2, energy storage deployments grew to 203 MWh, an increase of 106% from Q2 2017. During the first half of 2018, our energy storage deployments were 450% higher compared to the same period last year. Our goal is to triple energy storage deployments in 2018 compared to last year.

We deployed 84 MW of solar energy generation systems in Q2, an 11% increase over Q1’18. Cash and loan system sales made up 68% of residential deployments in the quarter, up from 37% in Q2 2017.

Energy product page in Tesla App

Our solar sales strategy went through a significant change in Q2, as we prepare to sell energy products exclusively at Tesla retail locations and online. In the short run, our solar volumes should remain relatively stable, but we expect to rapidly grow our retrofit solar sales with our expanding customer base of Tesla vehicle owners. In spite of relatively low solar volumes expected in 2018, cash flow from this business should remain neutral.

We updated our Tesla app in Q2 to show the benefits of our solar + storage solution to every Tesla vehicle owner after a single swipe on the phone. We continue to see substantial cross-selling potential between our vehicles and energy products, and we now have over 80 Tesla stores in the US that offer our energy products. In Q3, this offering will expand outside of the US, as well.

We are steadily ramping Solar Roof production in Buffalo and are also continuing to iterate on the product design and production process, learning from our early factory production and field installations. We have deployed Solar Roof on additional homes in Q2 and are gaining valuable feedback from each new installation. We plan to ramp production more toward the end of 2018 and are working hard to simplify the production and installation process before deploying significant capital into factory automation.

Q2 2018 RESULTS

Revenue & Gross Margin

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2018	2018	2017	QoQ		YoY
Automotive revenue ($000)	$3,357,681	$2,735,317	$2,286,616	23%		47%
Automotive gross margin – GAAP	20.6%	19.7%	27.9%	86	bp	-735	bp
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	21.0%	18.8%	25.0%	220	bp	-400	bp

•	Automotive revenue in Q2 increased by 23% over Q1 and by 47% compared to Q2 2017, mainly due to Model 3 deliveries. There were no ZEV credit sales in Q2 as compared to $50 million in Q1.
•

With the adoption of the new revenue recognition standard starting January 1, 2018, lease accounting generally applies only to vehicles directly leased by us without using bank partners. As a result in Q2, only 6% of vehicles sold were subject to lease accounting. This is also a function of growing Model 3 sales that were all cash.

•	GAAP Automotive gross margin improved to 20.6% in Q2, while non-GAAP Automotive gross margin improved to 21.0% in Q2 as compared to 18.8% in Q1.
•

Model 3 gross margin turned slightly positive in Q2 even though we were still ramping production and did not yet deliver any All-Wheel-Drive or performance models. This was a significant achievement in the ramp of Model 3, as a result of dramatic reductions in manufacturing costs through lower labor hours per unit, reduction in ramp cost, higher leverage of fixed costs and lower material costs.

•

Gross margin of Model S and Model X improved sequentially in spite of changes in FX rates. While average selling price of Model S and Model X remained flat sequentially, we achieved significant efficiencies in material cost and other manufacturing costs.

	Three Months Ended			Change
	June 30,	March 31,	June 30,
	2018	2018	2017	QoQ		YoY
Energy generation and storage revenue ($000)	$374,408	$410,022	$286,780	-9%		31%
Energy generation and storage gross margin	11.8%	8.5%	28.9%	333	bp	-1,716	bp

•

Energy generation and storage revenue in Q2 increased by 31% over Q2 2017 and decreased by 9% compared to Q1. This year-over-year increase was mainly driven by substantial growth of our energy storage deployments while solar deployments declined. The decrease in energy storage deployments in Q2 versus Q1 was due to the revenue recognition on the completion of the large 129 MWh deployment in South Australia in Q1.

•	GAAP gross margin of the energy business in Q2 improved further to 11.8% compared to 8.5% in Q1 mainly due to a higher mix of more profitable solar deployments.

Other Highlights

•	Services and Other revenue in Q2 increased by 25% compared to Q2 2017 primarily due to higher used car sales, but remained relatively stable sequentially.
•

Services and Other gross loss in Q2 was in line with our expectations, and decreased slightly compared to Q1 to $116 million. This was a result of the continued growth and maturation in our service infrastructure attributed to the Model 3 ramp.

•

Our total GAAP operating expenses increased to $1.24 billion in Q2, which was 18% more than in Q1. This increase was mainly driven by a $103 million restructuring cost. Part of the restructuring cost was related to a reduction in our workforce. Non-GAAP operating expenses in Q2 increased by roughly 3% compared to Q1 excluding the restructuring costs and stock based compensation.

•	Interest and Other expense of $108 million was in line with our expectations. Other income increased due to currency fluctuations.
•	There were approximately 170 million basic shares outstanding at the end of Q2.

Cash Flow and Liquidity

•

Cash outflow from operating activities in Q2 2018 was $130 million, which was significantly better than outflows of $398 million in Q1. This improvement occurred despite a substantial increase in finished goods vehicle inventory of $579 million as a result of the timing of deliveries. Model 3 gross profit excluding non-cash items shifted from negative in Q1 to positive in Q2, driving significant improvement in cash profitability. Additionally, significant improvement in our other working capital needs helped to mitigate the impact of inventory growth.

•

Customer deposits decreased slightly compared to Q1 to $942 million. This does not reflect the incremental deposits we received once we opened the Model 3 configurator for orders in early Q3 2018. Deposits impact the P&L only once the vehicle gets delivered to a customer.

•

We received $33 million in net funding from our non-recourse vehicle lease warehouse lines, automotive asset-backed notes, auto tax equity fund and collateralized lease borrowings. When combined with operating cash flow, capital expenditures and solar lease payments, it is a better indicator of the cash consumed in the quarter.

•	Our capital expenditures were $610 million, slightly below the Q1 2018 level.

OUTLOOK

Now that we have reached a production rate of 5,000 Model 3 vehicles per week, we are focused on further ramping production, and achieving profitability and continuous cost efficiencies. We expect to produce 50,000 to 55,000 Model 3 vehicles in Q3, which will represent an increase of 75% to 92% from the prior quarter. Deliveries should outpace production in Q3 as our delivery system stabilizes. Model 3 gross margin should grow significantly to approximately 15% in Q3 and to approximately 20% in Q4 predominantly due to continued reduction in manufacturing costs and to some extent an improving mix. Average selling price will remain high for several quarters as we expect a richer mix in the initial wave of Model 3 deliveries to Europe and APAC. We believe future Model 3 cost savings will more than offset the normalization of the Model 3 average selling price in the second half of 2019, resulting in improving gross margins and stable gross profit per vehicle.

Model S and Model X deliveries should accelerate in the second half of this year as we have now finished realigning our delivery process. While historically most deliveries were made towards the end of each quarter, our delivery pattern should smooth out in the next two quarters. Our target of delivering 100,000 Model S and Model X vehicles this year remains unchanged.

We are expecting that the negative margin of our Services and Other business will narrow by the end of this year. As we generate more revenue from used car sales, merchandise & accessory sales, body shop and other paid repairs, we expect revenue to grow significantly. Used car sales in particular are growing rapidly and are becoming more profitable. Structurally, as our vehicles come off lease and as our fleet gradually ages, used car sales will become a significant portion of our Services and Other business. A vast majority of our customers coming off lease are either obtaining a new Tesla or keeping their existing car, which is well above industry best-in-class.

While capacity for our energy storage continues to improve, our solar deployments should remain stable in the second half of this year as we solely focus on our own retail channel.

For the rest of this year, total non-GAAP operating expenses should remain relatively stable at Q2 levels excluding restructuring costs, as a result of our overall drive towards operating efficiencies. The higher import duties on Chinese components and unfavorable currency movements are likely to cause negative pressures. That said, we still expect to achieve GAAP profitability in Q3 and Q4. Going forward, we believe Tesla can achieve sustained quarterly profits, absent a severe force majeure or economic downturn, while continuing to grow at a rapid pace. We expect to generate positive cash including operating cash flows and capital expenditures, as well as the normal inflow of cash received from non-recourse financing activities on leased vehicles and solar products.

We have significantly cut back on our capex projections as a result of our revised strategy to grow capacity with our existing Model 3 lines rather than adding all new lines. Our total 2018 capex is expected to be slightly below $2.5 billion, which is significantly below the total 2017 level of $3.4 billion. Ultimately, our capital expenditure guidance will develop in line with Model 3 production and profitability.  We will be able to adjust our capital expenditures depending on our operating cash generation.

Interest expenses in Q3 should be roughly $170 million (with approximately half being non-cash) and losses attributable to non-controlling interest should remain in line with the last quarter.

It took 15 years to execute on our initial goal to produce an affordable, long-range electric vehicle that can also be highly profitable. In the second half of 2018, we expect, for the first time in our history, to become both sustainably profitable and cash flow positive. None of this would be possible without the incredible efforts of our employees and the support of our customers, suppliers and investors. We thank you for your unwavering support and we have never been more excited on what the next few years will produce.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

WEBCAST INFORMATION

Tesla will provide a live webcast of its second quarter 2018 financial results conference call beginning at 2:30 p.m. PT on August 1, 2018, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results. Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attributable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows plus change in collateralized lease borrowing. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements relating to the progress Tesla is making with respect to product and software development and ramp, such as for Model 3 and Solar Roof; statements regarding growth in the number of Tesla store, service center, delivery hub, Supercharger and destination charger locations and in other services and repair capabilities; statements relating to the production, production rate and delivery timing of products such as Model 3 and Solar Roof and deployment of energy storage capacity; statements regarding growth of our energy business and means to achieve such growth; statements regarding growth in demand and orders for Tesla products and the catalysts for that growth; statements regarding the ability to achieve product demand, volume, production, delivery, leasing, inventory and deployment; statements regarding revenue, cash generation, cash flow, gross margin, spending, capital expenditure and profitability targets; statements regarding productivity improvements and capacity expansion plans, such as for Model 3 manufacturing processes and Gigafactory 1; and statements regarding Gigafactory 1, Gigafactory 2 and Gigafactory 3, including construction timing and financing, plans and output expectations, including those related to vehicle, battery and photovoltaic cell and other production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production, delivery and/or completion of our vehicles and energy products, particularly Model 3; the ability to design and achieve and grow simultaneous and separate market acceptance of Model S, Model X, Model 3 and their variants, as well as new vehicle models; the ability of suppliers to meet quality and part delivery expectations at increasing volumes, especially with respect to Model 3 parts; adverse foreign exchange movements; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive and energy product markets generally and the alternative fuel vehicle market and the premium sedan, premium SUV and small to medium-sized sedan markets in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles and energy products; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for Gigafactory 1 and Gigafactory 2 and future manufacturing facilities, such as Gigafactory 3, maintaining Gigafactory 1 and Gigafactory 2 implementation schedules, output and cost estimates; and Tesla’s ability to execute on its strategy for new store, delivery hub, service center, Supercharger and other locations and capabilities. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on May 7, 2018. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Martin Viecha Investor Relations ir@tesla.com	Press Contact: Dave Arnold Communications press@tesla.com

Tesla, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Revenues
Automotive sales	$3,117,865	$2,561,881	$2,013,852	$5,679,746	$4,048,912
Automotive leasing	239,816	173,436	272,764	413,252	527,304
Total automotive revenue	3,357,681	2,735,317	2,286,616	6,092,998	4,576,216
Energy generation and storage	374,408	410,022	286,780	784,430	500,724
Services and other	270,142	263,412	216,161	533,554	408,887
Total revenues	4,002,231	3,408,751	2,789,557	7,410,982	5,485,827
Cost of revenues
Automotive sales	2,529,739	2,091,397	1,472,578	4,621,136	2,969,227
Automotive leasing	136,915	104,496	175,433	241,411	341,459
Total automotive cost of revenues	2,666,654	2,195,893	1,648,011	4,862,547	3,310,686
Energy generation and storage	330,273	375,363	203,762	705,636	355,535
Services and other	386,374	380,969	271,169	767,343	485,045
Total cost of revenues	3,383,301	2,952,225	2,122,942	6,335,526	4,151,266
Gross profit	618,930	456,526	666,615	1,075,456	1,334,561
Operating expenses
Research and development	386,129	367,096	369,774	753,225	691,814
Selling, general and administrative	750,759	686,404	537,757	1,437,163	1,141,212
Restructuring and other	103,434	—	—	103,434	—
Total operating expenses	1,240,322	1,053,500	907,531	2,293,822	1,833,026
Loss from operations	(621,392)	(596,974)	(240,916)	(1,218,366)	(498,465)
Interest income	5,064	5,214	4,785	10,278	7,875
Interest expense	(163,582)	(149,546)	(108,441)	(313,128)	(207,787)
Other (expense) income, net	50,911	(37,716)	(41,208)	13,195	(59,306)
Loss before income taxes	(728,999)	(779,022)	(385,780)	(1,508,021)	(757,683)
Provision for income taxes	13,707	5,605	15,647	19,312	40,925
Net loss	(742,706)	(784,627)	(401,427)	(1,527,333)	(798,608)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(25,167)	(75,076)	(65,030)	(100,243)	(131,934)
Net loss attributable to common stockholders	$(717,539)	$(709,551)	$(336,397)	$(1,427,090)	$(666,674)
Net loss per share of common stock attributable to common stockholders – basic and diluted	$(4.22)	$(4.19)	$(2.04)	$(8.42)	$(4.07)
Weighted average shares used in computing net loss per share of common stock – basic and diluted	169,997	169,146	165,212	169,574	163,679

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$2,236,424	$3,367,914
Restricted cash	146,822	155,323
Accounts receivable, net	569,874	515,381
Inventory	3,324,643	2,263,537
Prepaid expenses and other current assets	422,034	268,365
Total current assets	6,699,797	6,570,520
Operating lease vehicles, net	2,282,047	4,116,604
Solar energy systems, leased and to be leased, net	6,340,031	6,347,490
Property, plant and equipment, net	10,969,348	10,027,522
Goodwill and intangible assets, net	364,690	421,739
MyPower customer notes receivable, net of current portion	434,841	456,652
Restricted cash, net of current portion	399,992	441,722
Other assets	419,254	273,123
Total assets	$27,910,000	$28,655,372
Liabilities and Equity
Current liabilities
Accounts payable	$3,030,493	$2,390,250
Accrued liabilities and other	1,814,979	1,731,366
Deferred revenue	576,321	1,015,253
Resale value guarantees	674,255	787,333
Customer deposits	942,129	853,919
Current portion of long-term debt and capital leases (1)	2,103,185	896,549
Total current liabilities	9,141,362	7,674,670
Long-term debt and capital leases, net of current portion (1)	9,513,390	9,418,319
Deferred revenue, net of current portion	795,820	1,177,799
Resale value guarantees, net of current portion	584,857	2,309,222
Other long-term liabilities	2,607,458	2,442,970
Total liabilities	22,642,887	23,022,980
Redeemable noncontrolling interests in subsidiaries	539,536	397,734
Convertible senior notes (1)	—	70
Total stockholders' equity	3,906,421	4,237,242
Noncontrolling interests in subsidiaries	821,156	997,346
Total liabilities and equity	$27,910,000	$28,655,372

(1) Breakdown of our debt is as follows:
Recourse debt	$7,291,507	$6,755,376
Non-recourse debt	$3,173,516	$2,873,458

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

Supplemental Consolidated Financial Information

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Cash Flows from Operating Activities
Net loss	$(742,706)	$(784,627)	$(401,427)	$(1,527,333)	$(798,608)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and impairment	485,255	416,233	389,171	901,488	765,773
Stock-based compensation	197,344	141,639	116,042	338,983	219,759
Losses related to the SolarCity acquisition	—	—	—	—	11,571
Other	97,432	153,805	177,135	251,237	275,395
Changes in operating assets and liabilities, net of effect of business combinations	(166,989)	(325,426)	(481,093)	(492,415)	(743,873)
Net cash used in operating activities	(129,664)	(398,376)	(200,172)	(528,040)	(269,983)
Cash Flows from Investing Activities
Capital expenditures	(609,813)	(655,662)	(959,068)	(1,265,475)	(1,511,692)
Payments for the cost of solar energy systems, leased and to be leased	(67,400)	(72,975)	(198,844)	(140,375)	(418,792)
Business combinations, net of cash acquired	(5,604)	—	—	(5,604)	(109,147)
Net cash used in investing activities	(682,817)	(728,637)	(1,157,912)	(1,411,454)	(2,039,631)
Cash Flows from Financing Activities
Net cash flows from debt activities	244,196	172,865	(237,397)	417,061	566,441
Collateralized lease (repayments) borrowings	(113,426)	(87,092)	149,320	(200,518)	335,675
Net borrowings under Warehouse Agreements and automotive asset-backed notes	114,069	174,028	33,985	288,097	88,694
Net cash flows from noncontrolling interests - Auto	32,355	24,599	—	56,954	—
Net cash flows from noncontrolling interests - Solar	90,375	(6,758)	381,253	83,617	459,560
Proceeds from issuances of common stock in public offerings	—	—	—	—	400,175
Other	31,053	94,018	101,606	125,071	176,971
Net cash provided by financing activities	398,622	371,660	428,767	770,282	2,027,516
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(22,611)	10,102	16,293	(12,509)	27,936
Net decrease in cash and cash equivalents and restricted cash	(436,470)	(745,251)	(913,024)	(1,181,721)	(254,162)
Cash and cash equivalents and restricted cash at beginning of period	3,219,708	3,964,959	4,425,762	3,964,959	3,766,900
Cash and cash equivalents and restricted cash at end of period	$2,783,238	$3,219,708	$3,512,738	$2,783,238	$3,512,738

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Automotive gross profit – GAAP	$691,027	$539,424	$638,605	$1,230,451	$1,265,530
Stock-based compensation expense in automotive cost of revenue	13,198	15,078	7,466	28,276	17,497
ZEV credit revenue recognized	—	(50,314)	(100,000)	(50,314)	(100,000)
Automotive gross profit excluding SBC and ZEV credit – non-GAAP	$704,225	$504,188	$546,071	$1,208,413	$1,183,027

Automotive gross margin – GAAP	20.6%	19.7%	27.9%	20.2%	27.7%
Stock-based compensation expense	0.4%	0.6%	0.3%	0.5%	0.4%
ZEV credit revenue recognized	0.0%	-1.5%	-3.3%	-0.7%	-1.6%
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	21.0%	18.8%	25.0%	20.0%	26.4%

Net loss attributable to common stockholders – GAAP	$(717,539)	$(709,551)	$(336,397)	$(1,427,090)	$(666,674)
Stock-based compensation expense	197,344	141,639	116,042	338,983	219,759
Losses related to the SolarCity acquisition	—	—	—	—	11,571
Net loss attributable to common stockholders – non-GAAP	$(520,195)	$(567,912)	$(220,355)	$(1,088,107)	$(435,344)

Net loss per share attributable to common stockholders, basic and diluted – GAAP	$(4.22)	$(4.19)	$(2.04)	$(8.42)	$(4.07)
Stock-based compensation expense	1.16	0.84	0.71	2.00	1.34
Losses related to the SolarCity acquisition	—	—	—	—	0.07
Net loss income per share attributable to common stockholders, basic and diluted – non-GAAP	$(3.06)	$(3.35)	$(1.33)	$(6.42)	$(2.66)
Shares used in per share calculation, basic and diluted – GAAP and non-GAAP	169,997	169,146	165,212	169,574	163,679